PRESS RELEASE

EMCORE Corporation Announces Preliminary Unaudited Results for Its Fiscal 2007 Second Quarter Ended March 31, 2007

    - 2nd quarter revenue (3/31/07) increases 10% year-over-year & 3% sequentially to approximately $40 million
    - 3rd quarter revenue (6/30/07) increases 11% sequentially exceeding $44 million
   - 4th quarter revenue (9/30/07) guidance is estimated at $46-47 million
    - Company raises annual fiscal 2007 revenue guidance to approximately $170 million

ALBUQUERQUE, New Mexico, July 10, 2007 -- EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite, and terrestrial solar power markets, today announced preliminary unaudited financial results for its fiscal 2007 second quarter ended March 31, 2007.

Consolidated revenue for the quarter ended March 31, 2007 approximated 40.0 million. This represents a revenue increase of approximately 10% from $36.1 million reported last year from continuing operations and an increase of 3% from $38.5 million reported in the prior quarter. Consolidated revenue for the six months ended March 31, 2007 totaled $78.1 million. This represents a revenue increase of approximately 9% from $71.8 million reported last year from continuing operations. Both of the Company’s operating segments posted revenue increases when compared quarter-over-quarter and year-over- year. Fiber Optics revenue for the second quarter of fiscal 2007 totaled $26.2 million, which represents an increase in revenue from $25.9 million reported last year and an increase from $25.3 million reported in the prior quarter. Despite reduced revenue associated with customer inventory management within our digital fiber optics sector, EMCORE continues to experience a significant increase in customer demand for its CATV products, a trend that is expected to continue throughout fiscal 2007. For the six months ended March 31, 2007, Fiber Optics revenue increased to $51.6 million from $50.9 million, as reported in the prior year. Photovoltaics revenue for the second quarter of fiscal 2007 totaled $13.4 million. This represents a 30% increase in revenue from $10.3 million reported last year and an increase in revenue from $13.2 million reported in the prior quarter. For the six months ended March 31, 2007, Photovoltaics revenue increased to $26.5 million from $21.0 million, as reported in the prior year.

Consolidated gross profit for the quarter ended March 31, 2007 totaled $6.9 million, which includes a one-time $1.2 million inventory reserve associated with certain legacy products in our digital fiber optics sector. Excluding this one-time inventory charge, gross profit increased from $7.9 million reported last year from continuing operations and increased from $6.4 million reported in the prior quarter.

Consolidated gross margin for the quarter ended March 31, 2007 was over 20%, excluding the one-time inventory charge. This represents a decrease from the 22% gross margin reported in the prior year but a sequential increase from 16% reported in the prior quarter. On a segment basis, Fiber Optics gross margins were 20% and 21% for the three and six months ended March 31, 2007, respectively, after excluding the one-time inventory charge. For the quarterly period, Fiber Optics gross margin decreased from 25% gross margin as reported in the prior year and from a 22% gross margin as reported in the prior quarter. The decrease in Fiber Optics gross margin was due to unabsorbed fixed overhead as a result of reduced digital fiber optics revenue. Photovoltaics gross margins were 20% and 14% for the three and six months ended March 31, 2007, respectively. For the quarterly period, Photovoltaics gross margin increased from 14% gross margin as reported in the prior year and 7% gross margin as reported in the prior quarter. Photovoltaics achieved significantly higher gross margins due to increased revenue and favorable product mix.

Operating expenses for the three and six months ended March 31, 2007 totaled $20.9 million and $39.6 million, respectively. A significant portion of the quarter-over-quarter and year-over-year increase in operating expenses was due to development costs incurred in our new terrestrial solar power division and professional fees incurred associated with our review of historical stock option grants. During the three and six months ended March 31, 2007, operating expenses included approximately $2.5 million and $4.5 million, respectively related to the Company’s new terrestrial solar power division. EMCORE expects to complete the second generation of its solar power concentrator system in the September quarter and prepared for the transfer of system development to production in the fourth quarter of 2007. In addition, operating expenses during the three and six months ended March 31, 2007 included approximately $2.3 million and $4.3 million, respectively of professional fees incurred from our review of historical stock option grants. Excluding the expenses associated with our new terrestrial solar power division and our review of historical stock option grants, operating expenses for the three and six months ended March 31, 2007 totaled $16.1 million and $30.8 million, respectively. For the quarterly period, this represents an increase of $0.3 million in operating expenses from $15.8 million reported in the prior year. This increase in expense is attributable to additional expenses incurred from recent acquisitions and our decision to close our New Jersey facility, specifically severance-related expenses.

Operating loss for the three and six months ended March 31, 2007 totaled $14.1 million and $26.3 million, respectively. Excluding expenses associated with our new terrestrial solar power division and our review of historical stock option grants, our operating loss for the three and six months ended March 31, 2007 totaled $9.3 million and $17.6 million, respectively. For the quarterly period, this represents an increase in operating loss of $1.4 million from $7.9 million reported in the prior year.

Our net loss for the three and six months ended March 31, 2007 totaled $14.4 million, or $0.28 loss per share and $26.2 million or $0.52 loss per share, respectively. Excluding expenses associated with our new terrestrial solar power division, our review of historical stock option grants, and other non-operating income and expenses, our net loss for the three months ended March 31, 2007 totaled $9.3 million or $0.18 loss per share. For the six months ended March 31, 2007, our net loss totaled $17.5 million or $0.35 loss per share.

Cash, cash equivalents and marketable securities at March 31, 2007 totaled $77.1 million, a decrease of $9.9 million from the prior quarter. The decrease was primarily due to payment of professional fees incurred associated with our review of historical stock option grants, legal costs associated with our patent infringement lawsuits against Optium Corporation and various increases in net working capital requirements.

Management Discussion and Outlook:

“We expect a much stronger second half for the Company, based on increased strength in our CATV and Broadband product lines. This quarter, revenues from our datacom and telecom sectors are returning to business levels of last year and we continue to see strength in our photovoltaics business for both the satellite and terrestrial markets. With this increase in revenue levels, we expect corresponding improvement in profitability to reach EPS in mid-2008,” stated Reuben F. Richards, Jr., Chief Executive Officer.

Company & Quarterly Highlights:

April 13, 2007 — Pursuant to a stock purchase agreement, EMCORE acquired privately held Opticomm Corporation of San Diego, California, including its fiber optic video, audio and data networking business, technologies, and intellectual property. EMCORE paid $4.0 million in cash as initial consideration for all of the shares of Opticomm. EMCORE also agreed to an additional earn-out payment based on Opticomm’s 2007 revenue. Management anticipates that this transaction will provide approximately $7.0 million of revenue for calendar year 2007, and upon integration it is expected to be operationally profitable. In 2006, Opticomm generated revenue of $6.3 million and had positive net income.

April 27, 2007 — EMCORE announced that its Photovoltaics Division was awarded a $2.0 million contract by NASA's Jet Propulsion Laboratory (JPL) Center for the design, manufacturing, testing and delivery of fully integrated solar panels for the Mars Cruise Stage spacecraft. This spacecraft is designed to carry the Mars Science Laboratory (MSL) rover and communicate with the entry vehicle that will carry the rover to the surface of the planet. The launch of the spacecraft is planned for fall of 2009. Scheduled for delivery in mid-2008, the Mars Cruise Stage solar panels will provide more than 1 kW end-of-life (EOL) power to the spacecraft while operating at a distance of 1.6 Astronomical Units (AU) from the sun. These panels will be powered by EMCORE's latest generation 28.5% efficiency multi-junction solar cells. Production of the solar cells and panels will take place at EMCORE's manufacturing facilities located in Albuquerque, New Mexico.

May 16, 2007 — EMCORE announced that its Photovoltaics Division attained a record solar conversion efficiency of 31% for an entirely new class of advanced multi-junction solar cells optimized for space applications. This new solar cell, referred as the Inverted Metamorphic (IMM) design, with approximately one fifteenth the thickness of the conventional multi-junction solar cell, will enable a new class of extremely lightweight, high-efficiency, and flexible solar arrays that power the next generation of spacecrafts and satellites and will also form a platform of future generations of terrestrial concentrator products. Additionally, EMCORE announced that its production terrestrial concentrator cell has also reached a new level of performance, attaining 37% peak conversion efficiency under concentrated illumination conditions. This advance is an evolution of EMCORE's proven Concentrator Triple Junction (CTJ) production technology with which several million CTJ solar cells have been produced and shipped to concentrator photovoltaic system manufacturers worldwide. EMCORE's continuing investment in technology innovation will enable the introduction of concentrator solar cell products with conversion efficiency of 40% and as a part of planned high-volume product roadmap.

May 22, 2007 — EMCORE announced the commencement of product shipments from its recently opened low-cost manufacturing facility in China. EMCORE’s China facility is located in an export-processing zone in Langfang City, approximately 20 miles southeast of Beijing. EMCORE China currently occupies a space of 22,000 square feet with a Class-10,000 clean room for optoelectronic device packaging. Another 60,000 square feet is available for future expansion. EMCORE will consolidate and move the manufacturing of certain cost sensitive optoelectronic device products to this facility.

EMCORE will discuss its quarterly results on a conference call to be held on Thursday, July 12, 2007, at 9:00 a.m. ET. To participate in the conference call, U.S. callers should dial (toll free) 866-710-0179 and international callers should dial 334-323-9871. The access code for the call is 77637. A replay of the call will be available beginning July 12, 2007 at 11:00 a.m. ET until July 19, 2007 at 11:59 p.m. ET. The replay call-in number for U.S. callers is 877-656-8905, for international callers it is 334-323-9859, and the access code is 59691986. The call also will be web cast via the Company's web site at http://www.emcore.com. Please go to the site beforehand to download any necessary software.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optic, satellite and terrestrial solar power markets. EMCORE's Fiber Optic segment offers optical components, subsystems and systems for high-speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE's Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high efficiency Gallium Arsenide (GaAs) solar cells, Covered Interconnect Cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar power concentrator systems. For further information about EMCORE, visit http://www.emcore.com.

Forward-looking statements

The information provided herein may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, (a) the Company’s unaudited results for the fourth quarter and fiscal year 2006 and our first and second quarters of fiscal 2007, (b) statements related to the Company’s review of its historic stock option granting practices, including statements concerning the determination of accounting adjustments and related tax and financial consequences in connection with the Special Committee’s recommendations, and (c) the timing of filing of reports with the SEC. These risks and uncertainties include, but are not limited to, (a) the difficulty of predicting quarterly and year end financial results, (b) the finalization and audit of the Company’s unaudited fiscal year 2006 results, (c) the effects of the Company’s review of its historic stock option granting practices, including (i) risks and uncertainties relating to developments in regulatory and legal guidance regarding stock option grants and accounting for such grants, (ii) the possibility that the Company will not be able to file additional reports with the SEC in a timely manner, (iii) the possibility that the Company may determine that additional stock-based compensation expenses and other additional expenses be recorded in connection with affected option grants (iv) negative tax consequences arising out of the stock option review, (v) the possible delisting of the Company’s stock from the NASDAQ National Market pursuant to NASDAQ Marketplace Rule 4310(c)(14), (vi) the impact of any actions that may be required or taken as a result of such review or the NASDAQ hearing and review process, and (vii) risk of litigation arising out of or related to the Company’s stock option grants or a restatement of the Company’s financial statements, and (d) factors discussed from time to time in reports filed by the Company with the SEC. The forward-looking statements contained in this news release are made as of the date hereof and EMCORE does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

As previously disclosed, EMCORE engaged in a voluntary review of our historical stock option grant procedures, which was conducted by a Special Committee comprised of independent members of our Board of Directors, with the assistance of independent outside counsel and accounting experts. Based on the Special Committee’s review, we determined that our previously filed financial statements would need to be restated to reflect additional non-cash stock-based compensation expense and related tax expense. The key findings and conclusions of the Special Committee are described in a Current Report on Form 8-K that was filed with the Securities and Exchange Commission (SEC) on November 15, 2006.

The Special Committee’s conclusion that EMCORE should recognize additional compensation expense for certain stock option grants requires substantial work. This work involves not just restatements of prior year audited financial statements, but it also impacts the preparation of our audited financial statements for our fiscal year ended September 30, 2006. For this reason we were unable to file our Annual Report on Form 10-K for our fiscal year ended September 30, 2006 and our Quarterly Reports on Form 10-Q for our quarters ended December 31, 2006 and March 31, 2007 with the SEC within regulatory filing deadlines. We have been working diligently to prepare the restated financial statements, and as we have publicly reported, we will file our fiscal 2006 Form 10-K and fiscal 2007 first and second quarter Form 10-Qs with the SEC as soon as reasonably practicable.

EMCORE has withdrawn reliance upon its historical financial statements because previously reported operating costs did not correctly reflect non-cash stock-based compensation expenses related to historical stock option grants. The preliminary unaudited results included in this announcement have not been restated to reflect additional non-cash stock-based compensation expense and related tax expense.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the three and six months ended March 31, 2007 and 2006
(in thousands, except per share data)
(preliminary - unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

Revenue	$39,660	$36,115	$78,147	$71,845
Cost of revenue	32,795	28,253	64,898	57,561
Gross profit	6,865	7,862	13,249	14,284

Operating expenses:
Selling, general and administrative	13,490	11,059	25,577	18,153
Research and development	7,453	4,734	14,003	8,932
Total operating expenses	20,943	15,793	39,580	27,085

Operating loss	(14,078)	(7,931)	(26,331)	(12,801)

Other (income) expenses:
Interest income	(1,168)	(246)	(2,820)	(576)
Interest expense	1,260	1,359	2,522	2,656
Loss from convertible subordinated notes exchange offer	-	-	-	1,078
Equity in net loss of unconsolidated affiliates	184	547	184	182
Total other (income) expenses	276	1,660	(114)	3,340

Loss from continuing operations	(14,354)	(9,591)	(26,217)	(16,141)

Discontinued operations:
Income (loss) from discontinued operations	-	117	(23)	(79)
Gain on disposal of discontinued operations	-	2,012	-	2,012
Income (loss) from discontinued operations	-	2,129	(23)	1,933

Net loss	$(14,354)	$(7,462)	$(26,240)	$(14,208)

Per share data:
Basic and diluted per share data:
Loss from continuing operations	$(0.28)	$(0.19)	$(0.52)	$(0.33)
Income from discontinued operations	-	0.04	-	0.04

Net loss	$(0.28)	$(0.15)	$(0.52)	$(0.29)

Weighted-average number of basic and diluted shares outstanding	50,945	49,410	50,907	48,789

EMCORE CORPORATION
Condensed Consolidated Balance Sheet
As of March 31, 2007 and September 30, 2006
(in thousands, except share data)
(preliminary - unaudited)

	As of March 31, 2007	As of September 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$28,708	$22,592
Marketable securities	48,425	101,375
Restricted cash	1,158	738
Accounts receivable, net	35,808	28,390
Receivables, related parties	332	453
Inventory, net	27,344	23,211
Prepaid expenses and other current assets	5,614	6,646

Total current assets	147,389	183,405

Property, plant and equipment, net	53,674	55,186
Goodwill	40,599	40,586
Other intangible assets, net	3,476	4,293
Investments in unconsolidated affiliates	14,671	981
Long-term receivables, related parties	-	82
Other non-current assets, net	3,877	3,242

Total assets	$263,686	$287,775

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$19,033	$20,122
Accrued expenses and other current liabilities	21,715	22,286

Total current liabilities	40,748	42,408

Convertible subordinated notes	96,041	95,944

Total liabilities	136,789	138,352

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 100,000 shares authorized, 51,143 shares issued and 50,984 shares outstanding as of March 31, 2007; 50,962 shares issued and 50,803 outstanding as of September 30, 2006	438,824	435,110
Accumulated deficit	(309,844)	(283,604)
Treasury stock, at cost; 159 shares	(2,083)	(2,083)

Total shareholders’ equity	126,897	149,423

Total liabilities and shareholders’ equity	$263,686	$287,775

Use of Non-GAAP Measures

EMCORE provides non-GAAP operating expenses, non-GAAP operating loss, and non-GAAP net income (loss) as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.

EMCORE believes that the additional non-GAAP measures are useful to investors for financial analysis. In particular, management believes it is appropriate in evaluating EMCORE's operations to exclude gains or losses from one-time items such as impairment charges, charges associated with our review of historical stock option grants and gains (losses) on divestitures of assets because these items would make results less comparable between periods. Management believes adjusting for stock-based compensation expense is appropriate, as it is a non-cash expense, and adjusting is consistent with the practice of most of our competitors. Management also uses these measures internally to evaluate the company's operating performance, and the measures are used for planning and forecasting of future periods. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Non-GAAP financial measures are not in accordance with, or alternative for, generally accepted accounting principles in the United States. The Company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

Pursuant to the requirements of Regulation G, the Company has provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables listed below:

EMCORE CORPORATION Non -GAAP Table - Operating Expenses Preliminary and unaudited (in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

Operating expenses - as reported	$20,943	$15,793	$39,580	$27,085
Adjustments:
Expense incurred on new terrestrial solar power division	(2,453)	-	(4,475)	-
Expenses associated with historical review of stock option grants	(2,342)	-	(4,264)	-

Operating expenses - Non-GAAP	$16,148	$15,793	$30,841	$27,085

EMCORE CORPORATION Non -GAAP Table - Operating Loss Preliminary and unaudited (in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

Operating loss - as reported	$(14,078)	$(7,931)	$(26,331)	$(12,801)
Adjustments:
Expense incurred on new terrestrial solar power division	2,453	-	4,475	-
Expenses associated with historical review of stock option grants	2,342	-	4,264	-

Operating loss - Non-GAAP	$(9,283)	$(7,931)	$(17,592)	$(12,801)

EMCORE CORPORATION Non -GAAP Table - Net Loss Preliminary and unaudited (in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2007	2006	2007	2006

Net loss - as reported	$(14,354)	$(7,462)	$(26,240)	$(14,208)
Adjustments:
Expense incurred on new terrestrial solar power division	2,453	-	4,475	-
Expenses associated with historical review of stock option grants	2,342	-	4,264	-
Total non-operating (income) expenses	276	1,660	(114)	3,340
(Income) loss from discontinued operations	-	(2,129)	23	(1,933)

Net loss - Non-GAAP	$(9,283)	$(7,931)	$(17,592)	$(12,801)

Net loss per basic and diluted share - Non-GAAP	$(0.18)	$(0.16)	$(0.35)	$(0.26)

Contacts:
EMCORE Corporation
Adam Gushard
Interim Chief Financial Officer
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com